Date: December 3, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of OBITX, Inc., on

Form S-1 of our audit report, dated July 9, 2018, relating to the accompanying balance sheet as of

January 31, 2018, and the related statements of operation, stockholders’ equity, and cash flows from inception (March 30, 2017) through January 31, 2018, which appears in such Registration

Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and

Counsel” in the Registration Statement S-1 and this Prospectus.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A. (Isr.)

Jerusalem, Israel

Licensed PCAOB Auditors